Exhibit 99.1

           Forest City Reports Results for Year Ended January 31, 2004

    CLEVELAND--(BUSINESS WIRE)--March 11, 2004--Forest City Enterprises, Inc. (NYSE:FCEA)(NYSE:FCEB) today announced record financial results for the fiscal year ended January 31, 2004. Forest City achieved record performance in revenues, earnings before depreciation, amortization and deferred taxes (EBDT), EBDT per share, total assets and shareholders' equity, marking the Company's 24th consecutive year of EBDT growth.
    Net earnings for the year were $42.7 million, or $0.84 per share, compared with $48.8 million, or $0.97 per share, for the prior year. For the quarter ended January 31, 2004, there was a net loss of $4.7 million, or $0.09 per share, compared with net earnings of $17.1 million, or $0.34 per share, in the quarter ended January 31, 2003.
    Consolidated revenues for the year were $1.0 billion, a
15.9 percent increase over last year's $881.7 million. Consolidated revenues for the fourth quarter ended January 31, 2004 were $268.6 million compared with last year's fourth-quarter revenues of $239.7 million.
    For the year, EBDT was $212.4 million, or $4.20 per share, an
8.5 percent increase on a per share basis, compared with last year's EBDT of $194.4 million, or $3.87 per share. For the fourth quarter ended January 31, 2004, EBDT was $40.8 million, or $0.82 per share, compared with $60.4 million, or $1.21 per share, in last year's fourth quarter.
    EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures provided as a supplement to net earnings and net earnings per share prepared in accordance with GAAP. The Company believes net earnings is the most directly comparable GAAP measure to EBDT. A reconciliation of EBDT to net earnings is provided in the Financial Highlights table in this news release. The Company believes EBDT is useful in operating and understanding its business and useful to investors because it gives a more consistent view of Forest City's overall financial performance.
    Please refer to the Company's website at www.forestcity.net for a Supplemental Package to be furnished on Form 8-K. This Supplemental Package includes operating and financial information for the year ended January 31, 2004, with reconciliations of non-GAAP financial measures to their corresponding GAAP numbers.

    Discussion of Results

    Charles A. Ratner, president and chief executive officer of Forest City Enterprises, reported, "This was a very good year for Forest City
- we are pleased with our results. We recorded our 24th consecutive year of EBDT growth, and our consolidated revenues exceeded
$1.0 billion for the first time in our history. Total assets and shareholders' equity also reached record highs of $5.9 billion and $748.9 million, respectively. Our shareholders participated in this success, as our stock price climbed 42 percent on a calendar-year basis."
    Ratner commented on net earnings by stating, "For the year, our net earnings were down $6.1 million compared to last year primarily due to a one-time expense of approximately $7.0 million (after tax) related to the Company's public offering of senior notes completed in May 2003.
    "In the fourth quarter ended January 31, 2004, we incurred a loss of $4.7 million compared with net earnings of $17.1 million in the fourth quarter of last year. This decrease resulted primarily from an increase in the provision for decline in real estate, a loss on the disposition of an operating property (both of which are recorded under the equity method of accounting), income from a $7.5 million lease cancellation fee recognized in the fourth quarter of last year, which did not recur this year, and the timing of land sales and related taxes. While income from land sales was greater this year compared to last year, the majority of the current year's land sales occurred in the first nine months, whereas the majority of the prior year's land sales occurred in the fourth quarter. These fluctuations do not represent a trend in our operating performance, but rather the timing of certain transactions within a fiscal quarter or fiscal year," said Ratner.
    Ratner continued, "Forest City's EBDT grew on an annual basis in the year ended January 31, 2004 because of the 13 project openings and acquisitions, the full-year impact of the 24 projects added to the portfolio during the prior fiscal year, and increased income from land sales. The six development projects that opened, represented
$369 million of cost at our share, and are expected to generate a
10.3 percent stabilized unleveraged return, while the $102 million of acquisitions at our share, are expected to generate an 8.2 percent stabilized unleveraged return. We were able to lock-in favorable financing terms on these project openings and acquisitions, ensuring strong equity returns." Project costs are based on the pro-rata consolidation method of accounting - see attached Exhibit, which also includes comparable project costs on the full consolidation method.
    "We significantly enhanced our financial flexibility and took advantage of the financial markets by completing a 12-year, $300 million Senior Note offering during the second quarter of 2003, followed by a 30-year, $100 million Senior Note offering in February 2004. These two transactions lowered the cost of our fixed-rate corporate debt by approximately 100 basis points and the weighted average life of our corporate debentures is now 16 years."
    Comparable property Net Operating Income (NOI) - defined as NOI from properties operated for full years in both years ended January 31, 2004 and 2003 - was down 1.2 percent for the year. While these results are below historic levels, they compare favorably with current industry trends. For the year, the retail portfolio comparable NOI was up 3.7 percent while offices were down 0.5 percent. Residential and hotels were down 4.3 percent and 18.4 percent, respectively. Comparable property NOI is based on the pro-rata consolidation method of accounting - see attached Exhibit, which also includes comparable property NOI on the full consolidation method.
    "Our product diversification has enabled us to use cyclical strengths in certain businesses to offset weaknesses in others," Ratner said. "In the current environment, consistent results from our retail portfolio and land sales, together with historically low interest rates, are helping us overcome the weakness in the residential rental and hotel portfolios. In addition, our competencies in multiple products have enabled us to handle virtually all aspects of large, mixed-use developments, and even switch to alternative real estate products if market demand changes," Ratner concluded.

    Portfolio and Development Pipeline Highlights

    Development and acquisition activity during 2003 was focused in Forest City's core markets of New York City/Philadelphia, Denver, Boston, Washington, D.C./Baltimore, and California. These are growing urban markets with high barriers to entry where the Company has successfully gained access to large, complex commercial, residential and mixed-use projects. As a result of an ongoing effort to increase property concentration in the core markets, these markets now account for 67 percent of the Company's current portfolio, 93 percent of the total projects opened or acquired during 2003, and 96 percent of the projects under construction as of the end of the year.
    Ratner said, "The year 2003 included several 'firsts' for our company - our first open-air regional lifestyle center, Richmond's Short Pump Town Center; our first rental apartment building in the New York City market, Worth Street; and our first biotechnology-related development opportunity outside of the Boston market, at the University of Pennsylvania. We also continued to create significant value at three of our largest and most prestigious projects - Stapleton in Denver, MetroTech Center in Brooklyn, and University Park at MIT in Boston. In addition, we strengthened our opportunities for future growth by being selected to pursue the rights to develop Southeast Federal Center in Washington, D.C. and Brooklyn Atlantic Yards in Brooklyn, as well as our first military families housing project in Hawaii."

    Openings and Acquisitions

    Forest City opened or acquired 13 projects during fiscal 2003. The Commercial Group's openings consisted of three office buildings representing approximately 1.0 million square feet of office space, and a 1.3-million-square-foot retail center. In the Residential Group, openings and acquisitions added a total of 2,618 apartment units - from two new developments, four apartment community acquisitions, additional phased-in units at four properties, and acquisition of the limited partnership interests in three Federally Assisted Housing properties in which Forest City is the general partner.

    Commercial/Mixed-Use Projects

    During the year, Forest City opened Fifteen MetroTech Center, an office building at Forest City's MetroTech Center office campus in downtown Brooklyn. The 19-story, 653,000-square-foot office building opened to its primary tenant - Empire Blue Cross and Blue Shield, one of the largest health insurers in New York State - just 19 months after groundbreaking.
    Elsewhere in New York City, Forest City opened the 146,000-square-foot Harlem Center office building in Manhattan, with two New York state government agencies as the anchor tenants. Harlem Center also has a 126,000-square-foot retail component that opened during 2002. Its tenants include H&M, Marshall's, Staples and CVS/Pharmacy.
    At University Park at MIT near Boston, Forest City opened
40 Landsdowne Street, a 215,000-square-foot biotechnology research and office facility, which opened 100 percent leased. After almost
20 years of development by Forest City, the mixed-use, 27-acre, 2.3-million-square-foot University Park at MIT is nearly complete and ranks as one of the nation's largest and most successful biotechnology office parks.
    In September 2003, Forest City announced the grand opening of Short Pump Town Center, a two-level, 1.3-million-square-foot regional lifestyle center in Richmond. It is currently 92 percent leased, and initial sales by Short Pump's merchants have exceeded projections. Short Pump includes anchor stores Nordstrom, Hecht's and Dillard's, as well as 123 specialty stores and restaurants - a third of which are new to the Richmond area.

    Residential Projects

    During the first quarter of 2003, Forest City opened the 19-story, 330-unit Worth Street apartment community in downtown Manhattan - Forest City's first market-rate apartment building within its New York City core market. At the end of the year, the property was 98 percent occupied.
    In the third quarter, Forest City announced the grand opening of Consolidated-Carolina at its River Lofts at Tobacco Row adaptive re-use development in Richmond. The opening added 158 new one- and two-bedroom loft apartments to the Richmond market and was 63 percent leased at year end, just nine months after opening.
    The Residential Group's acquisition activity during the year was focused in two growth markets: Florida and Denver. During the first quarter, the Company acquired 50 percent interests in two Florida apartment communities: Colonial Grand, a 176-unit apartment complex in Tampa, and Colony Place, a 300-unit community in Fort Myers. In the third quarter, Forest City acquired two residential properties in
Denver: the 360-unit Cherrywood Village and 368-unit Ranchstone.

    Under Construction

    At the end of the fiscal year, 18 projects totaling $940.7 million of cost at the Company's share were under construction or to be acquired. Of the 18 projects, five are retail, three are office and 10 are residential projects. Eleven of these projects, representing $543.5 million at the Company's share, are scheduled to open in 2004. Project costs are based on the pro-rata consolidation method of accounting - see attached Exhibit, which also includes comparable project costs on the full consolidation method.

    Commercial/Mixed-Use Projects

    The office and retail components of Atlantic Terminal were under construction throughout 2003, and both are scheduled to open in 2004. The 399,000-square-foot office building is the first office development in New York City to use tax-exempt New York State Liberty Bond Financing (in the amount of $114 million), which was created to assist in the redevelopment and relocation of tenants impacted by the September 2001 terrorist attacks. Its primary office tenant will be The Bank of New York. The four-story, 373,000-square-foot retail center will be anchored by a Target department store.
    Forest City's experience at University Park at MIT has translated into other biotechnology-related development opportunities. Forest City, through its Boston-based University Bioscience & Technology Group, is acting as developer for, and began construction on, a 123,000-square-foot life sciences research facility at University of Pennsylvania in Philadelphia. Forest City will have an option to purchase the project. The project involves redevelopment of a 1940s-era industrial facility and is scheduled to open in fall 2004.
    Forest City's Commercial Group announced three significant retail groundbreakings during the year ended January 31, 2004:
    In Southern California, Forest City began construction on Victoria Gardens, a 1.2-million-square-foot open-air regional lifestyle and entertainment center that will serve as the heart of a new downtown for Rancho Cucamonga. Expected to open in the third quarter of 2004, Victoria Gardens will feature anchor tenants Macy's, Robinsons-May, JC Penney, AMC Theaters and more than 100 specialty stores, as well as civic and cultural venues.
    Also in California, Forest City and equity partner Westfield America broke ground on the 1.0-million-square-foot San Francisco Centre. The downtown center, when completed, will feature Bloomingdale's and Nordstrom, and more than 200 specialty stores and boutiques, fine dining, a gourmet marketplace, and first-class office space. The project is expected to open in 2006.
    In addition, Forest City began construction on the 459,000-square-foot Quartermaster Plaza, one of the largest new retail developments in Philadelphia. Located on the site of a former military supply depot, Quartermaster Plaza is scheduled to open in the third quarter of 2004, with Home Depot and BJ's Wholesale Club as the anchor tenants.

    Residential Projects

    As of January 31, 2004, 10 residential projects were under construction - including two apartment buildings at Forest City's University Park at MIT project, where the demand for new rental apartments is high. 23 Sidney, which will have 51 loft-style apartments, and 100 Landsdowne, a 203-unit high-rise apartment community, are due to open in 2004 and 2005, respectively.
    Other residential projects currently under construction include Metropolitan Lofts and Subway Terminal in downtown Los Angeles; Ashton Mill near Providence, Rhode Island; and three supported-living communities - Stone Gate at Bellefair, Tanglewood Crest and Bryant Landing - in the greater New York City metropolitan area. Continuing its focus on adaptive re-use projects, Forest City will redevelop Subway Terminal, a former train station and office building, into 277 loft-style apartments, and Ashton Mill, a former Civil War-era cotton mill, into 193 one- and two-bedroom apartment units.
    All but one of the residential projects currently under construction will utilize historic tax credits and/or tax-exempt bond financing. These financings drive down the cost of capital and allow Forest City to offer attractive rents, which ultimately drives up equity returns.

    Under Development

    Forest City currently has more than 20 additional projects at various stages of development; they are expected to open between 2005 and 2008, thus ensuring the Company's future growth. Three of the largest and most diverse long-term development projects were added to the Company's pipeline during the second half of 2003.
    During the third quarter, Hawaii Military Communities, LLC, a partnership formed and led by Forest City, was selected to negotiate for the rights to redevelop, operate and share in the ownership of Ohana Military Communities, which consists of five U.S. Navy military family housing communities in Hawaii. Phase One involves the construction of 918 new homes and the renovation of 1,040 existing military family homes over the next four years.
    In the fourth quarter, the U.S. General Services Administration awarded Forest City the exclusive right to negotiate the redevelopment of Southeast Federal Center (SEFC) in Washington, D.C. Forest City's plans for the 44-acre site include up to 1.8 million square feet of office space, 2,800 residential units, destination and neighborhood-serving retail, and a 5.5-acre park along the Anacostia River.
    Also in the fourth quarter, Forest City announced plans for Brooklyn Atlantic Yards, a large mixed-use project in downtown Brooklyn whose main attraction is expected to be a new 800,000-square-foot arena for the Nets NBA basketball team. Forest City will have a minority interest in the Nets and the arena, which will serve as a catalyst for this long-term development project. Brooklyn Atlantic Yards is expected to include as much as 2.1 million square feet of commercial office space, 300,000 square feet of retail space and approximately 4,500 units of affordable, middle-income and market-rate housing.
    In Manhattan, development is ongoing at the New York Times headquarters site, which will be a 52-story, 1.5-million-square-foot office building in Times Square. The Times will own and occupy approximately 800,000 square feet of office space, and Forest City and its partner will own and manage the remainder of the building. During the quarter, the Company obtained vacant possession of the site.

    Denver Stapleton

    After just 2 1/2 years since groundbreaking, Stapleton already ranks as one of Forest City's most successful projects - and one of the nation's premier urban redevelopment projects. 2003 was another landmark year at Stapleton, in both retail and residential development.
    As of the end of fiscal 2003, there were 776 families living at Stapleton, 133 of which moved in during the fourth quarter of 2003, and another 241 homes under construction. Stapleton offers a wide range of housing choices: single-family homes, apartment communities, upscale estate homes, affordable senior citizen housing, and homes built specifically for those with "work force" incomes such as teachers, police officers, firefighters and nurses. Schools, including a new Denver public schools campus, and parks also came to Stapleton in a significant way in 2003.
    During the first quarter of 2004, Forest City opened East 29th Avenue Town Center, the first of several town centers being built in Stapleton's new neighborhoods. The town center features 50,000 square feet of "main street" retail, 34,000 square feet of office space, 144 apartment units and a town green. The retail is anchored by an adjacent 58,000-square-foot King Soopers grocery store.

    Public Offerings and Financing Summary

    Forest City continued to demonstrate its ability to access the public debt markets during fiscal 2003 and early 2004. During the second quarter of 2003, Forest City completed an offering of $300 million of 7.625 percent Senior Notes due in 2015. In February 2004, Forest City completed a $100 million offering of 7.375 percent Senior Notes due in 2034. Both transactions significantly improve the Company's liquidity, with the second transaction in particular - with its 30-year term - providing extraordinary long-term financial flexibility.
    The recent public offerings complement Forest City's unique capital strategy, which enables the Company, as a C-corporation, to retain substantially all of its internally generated cash flow. The cash flow is recycled and combined with refinancing and property sale proceeds to fund new development and acquisitions, and reinvest in existing properties.
    Forest City continues to take advantage of current interest rates and attractive debt markets for its project financings. In fiscal 2003, the Company completed $1.2 billion in nonrecourse mortgage financings. This included $642.9 million in refinancings, $95.9 million in extensions, $66.8 million in acquisitions, and $393.7 million for new development projects.
    As of January 31, 2004, the Company's weighted average cost of its mortgage debt decreased to 5.80 percent from 6.20 percent at January 31, 2003, primarily due to the general decrease in variable interest rates. Variable-rate mortgage debt, which represented 30 percent of the Company's total nonrecourse mortgage debt, decreased from
4.39 percent at January 31, 2003 to 3.52 percent at January 31, 2004. Fixed-rate mortgage debt decreased from 6.98 percent at January 31, 2003 to 6.76 percent at January 31, 2004.

    Outlook

    Ratner concluded, "Our mindset heading into 2004 is best described as cautiously optimistic, similar to how we felt as we moved into 2003. We are very pleased with the results we achieved in 2003, but we recognize all of the hard work and strategic decisions that were critical to our success. We fully expect that 2004 will be just as challenging - the reason for our caution. At the same time, we have a track record of past successes and a strong pipeline of future opportunities - the reasons for our optimism. We are confident in our ability to deliver a 25th straight year of EBDT growth in fiscal 2004, and to continue to create new value for shareholders."

    Corporate Description

    Forest City Enterprises, Inc. is a $5.9 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company's portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 20 states and the District of Columbia.

    EBDT

    The Company uses EBDT, along with net earnings, to report its operating results. On a consolidated basis, EBDT is a non-GAAP financial measure and is not a measure of operating results as defined by Generally Accepted Accounting Principles. The Company believes that EBDT provides additional information about its core business operations, and along with net earnings, is necessary to understand its ongoing financial health. While property dispositions, acquisitions or other factors can impact net earnings in the short term, the Company believes EBDT is useful in operating and understanding its business and useful to investors because it gives a more consistent view of Forest City's overall financial performance from quarter to quarter and year to year. EBDT is used by management to assess operating performance and resource allocations by segment and on a consolidated basis. EBDT is similar to Funds From Operations
(FFO), a measure of performance used by publicly traded real estate investment trusts (REITs), but may not be directly comparable to similarly titled measures reported by other companies. Forest City encourages readers of its financial information to focus on EBDT, along with net earnings, to provide a complete and accurate picture of the Company's operating results.
    EBDT is defined as net earnings excluding the following items:
i) gain (loss) on disposition of operating properties and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method;
iii) noncash charges from Forest City Rental Properties Corporation, a wholly owned subsidiary of Forest City Enterprises, Inc., for depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and vi) cumulative effect of change in accounting principle (net of tax). Early extinguishment of debt is now reported in operating earnings instead of extraordinary items. However, early extinguishment of debt is excluded from EBDT through the year ended January 31, 2003. Beginning February 1, 2003, early extinguishment of debt is included in EBDT.

    Comparable NOI

    Comparable NOI is a non-GAAP financial measure that is provided to supplement information presented in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. The Company believes comparable NOI is useful to the Company and its investors because it measures the performance of the same properties on a period-to-period basis. Management uses NOI, comparable NOI and EBDT to assess operating performance and resource allocation. A reconciliation of net earnings, the most directly comparable financial measure calculated in accordance with GAAP, to NOI and reconciliation from NOI to comparable NOI are provided in the exhibit section to this news release. While property dispositions, acquisitions or other factors can impact net earnings in the short term, the Company believes comparable NOI, along with NOI and EBDT, gives a more consistent view of Forest City's overall financial performance from quarter-to-quarter and year-to-year.

    Pro-Rata Method

    This news release contains certain financial measures prepared in accordance with the full consolidation accounting method, which are financial measures presented in accordance with Generally Accepted Accounting Principles (GAAP), and certain financial measures prepared in accordance with the pro-rata method, which are non-GAAP financial measures. We present certain financial amounts under the pro-rata method, because we believe that this method more accurately reflects the manner in which we operate our business. This is because, in line with industry practice, we have made a large number of investments in which our economic ownership is less than 100% as a means of sharing risk. Under the pro-rata consolidation method, we present our investments proportionate to our share of ownership, except for our syndicated residential properties, which are accounted for on the equity method of accounting under both consolidation methods. Under GAAP, the full consolidation method is used to report partnership assets and liabilities as consolidated at 100% if deemed to be under our control, even if our ownership is not 100%. We provide a reconciliation to the full consolidation method when the pro-rata consolidation method is used throughout our supplement.

    Stabilized Unleveraged Return

    When discussing development projects and acquisitions elsewhere in this news release, the Company discusses its expected stabilized unleveraged return for such projects and acquisitions. The Company calculates stabilized unleveraged return on a completed project or acquisition by dividing stabilized Net Operating Income ("NOI" -- for which there is no comparable GAAP measure) by our total cost. The Company believes that the presentation of stabilized unleveraged return is useful to investors because it is an indicator of the expected profitability and value of the Company's projects and acquisitions in its development pipeline.

    Safe Harbor Language

    Statements made in this news release that state the Company or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company's target markets, reliance on major tenants, the impact of terrorist acts, the Company's substantial leverage and the ability to service debt, guarantees under the Company's credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, and other risk factors as disclosed from time to time in the Company's SEC filings, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended January 31, 2003.



            Forest City Enterprises, Inc. and Subsidiaries
                         Financial Highlights
            For the Periods Ended January 31, 2004 and 2003
             (dollars in thousands, except per share data)

                               Three Months Ended        Increase
                                   January 31,           (Decrease)
                             ----------------------- -----------------
                                2004        2003      Amount   Percent
                             ----------- ----------- --------- -------

Operating Results:
Earnings from continuing
 operations                     $(5,931)    $12,876  $(18,807)
Discontinued operations, net
 of tax and minority
 interest(1)                      1,233       4,195    (2,962)
                             ----------- ----------- ---------
Net earnings                    $(4,698)    $17,071  $(21,769)
                             =========== =========== =========

Earnings Before Depreciation,
 Amortization and  Deferred
 Taxes (EBDT)(2)                $40,811     $60,419  $(19,608)  -32.5%
                             =========== =========== =========

Reconciliation of Net
 Earnings to Earnings Before
 Depreciation, Amortization and
 Deferred Taxes (EBDT)(2):

  Net Earnings                  $(4,698)    $17,071  $(21,769)

  Depreciation and
   amortization - Real Estate
   Groups(5)                     39,888      31,572     8,316
  Depreciation and
   amortization - equity
   method investments(3)          1,399         129     1,270

  Deferred income tax expense
   - Real Estate Groups(7)          317      12,917   (12,600)
  Deferred income tax expense
   on early extinguishment of
   debt(6)(7)                         -         363      (363)

  Deferred income tax benefit
   - Non-Real Estate Groups:(7)
     Loss on disposition of
      other investments             (80)       (204)      124
     Provision for decline in
      real estate recorded on
      equity method              (1,828)          -    (1,828)

  Current income tax expense
   on non-operating earnings:(7)
     Provision for decline in
      real estate                  (608)         78      (686)
     Gain (loss) on
      disposition of other
      investments                     -         133      (133)
     Gain on disposition
      included in
      discontinued operations       824        (239)    1,063
     Loss on disposition
      recorded on equity
      method                       (819)          -      (819)

 Straight-line rent
  adjustment(4)                  (1,875)     (2,484)      609

 Provision for decline in
  real estate, net of
  minority interest                 357       7,264    (6,907)

 Provision for decline in
  real estate recorded on
  equity method                   4,621           -     4,621

 Loss on disposition recorded
  on equity method                3,573           -     3,573

 (Gain) loss on disposition
  of other investments             (260)        179      (439)

  Discontinued operations:(1)
     Gain on disposition of
      operating properties            -      (6,969)    6,969
     Minority interest                -          54       (54)

  Loss on early
   extinguishment of debt,
   net of tax(6)                      -         555      (555)
                             ----------- ----------- ---------

Earnings Before Depreciation,
 Amortization and  Deferred
 Taxes (EBDT)(2)                $40,811     $60,419  $(19,608)  -32.5%
                             =========== =========== =========

Diluted Earnings per Common
 Share:

Earnings from continuing
 operations                      $(0.11)      $0.26    $(0.37)
Discontinued operations, net
 of tax and minority
 interest(1)                       0.02        0.08     (0.06)
                             ----------- ----------- ---------
Net earnings                     $(0.09)      $0.34    $(0.43)
                             =========== =========== =========

Earnings Before Depreciation,
 Amortization and Deferred
 Taxes (EBDT)(2)                  $0.82       $1.21    $(0.39)  -32.2%
                             =========== =========== =========

Operating earnings, net of
 tax                              $0.02       $0.44    $(0.42)

Provision for decline in real
 estate, net of tax               (0.06)      (0.09)     0.03

Gain on disposition of
 operating properties, net of
 tax                              (0.04)       0.08     (0.12)

Minority interest                 (0.01)      (0.09)     0.08
                             ----------- ----------- ---------
Net earnings                     $(0.09)      $0.34    $(0.43)
                             =========== =========== =========

Diluted weighted average
 shares outstanding          49,971,754  50,129,128  (157,374)
                             =========== =========== =========
(Basic weighted average
shares outstanding is used
for the Three Months Ended
January 31, 2004 because a
loss from continuing
operations exists in that
quarter.)


                                    Year Ended           Increase
                                    January 31,          (Decrease)
                              ----------------------- ----------------
                                 2004        2003      Amount  Percent
                              ----------- ----------- -------- -------

Operating Results:
Earnings from continuing
 operations                      $38,972     $43,966  $(4,994)
Discontinued operations, net
 of tax and minority
 interest(1)                       3,697       4,865   (1,168)
                              ----------- ----------- --------
Net earnings                     $42,669     $48,831  $(6,162)
                              =========== =========== ========

Earnings Before Depreciation,
 Amortization and  Deferred
 Taxes (EBDT)(2)                $212,392    $194,399  $17,993     9.3%
                              =========== =========== ========

Reconciliation of Net Earnings
 to Earnings Before
 Depreciation, Amortization and
 Deferred Taxes (EBDT)(2):

  Net Earnings                   $42,669     $48,831  $(6,162)

  Depreciation and
   amortization - Real Estate
   Groups(5)                     138,739     119,717   19,022
  Depreciation and
   amortization - equity
   method investments(3)           1,779         491    1,288

  Deferred income tax expense
   - Real Estate Groups(7)        32,548      25,380    7,168
  Deferred income tax expense
   on early extinguishment of
   debt(6)(7)                          -         654     (654)

  Deferred income tax benefit
   - Non-Real Estate Groups:(7)
     Loss on disposition of
      other investments             (259)       (250)      (9)
     Provision for decline in
      real estate recorded on
      equity method               (1,828)          -   (1,828)

  Current income tax expense
   on non-operating earnings:(7)
     Provision for decline in
      real estate                   (608)          -     (608)
     Gain (loss) on
      disposition of other
      investments                      9         133     (124)
     Gain on disposition
      included in discontinued
      operations                   2,549       2,327      222
     Loss on disposition
      recorded on equity
      method                        (819)          -     (819)

 Straight-line rent
  adjustment(4)                   (7,060)     (5,484)  (1,576)

 Provision for decline in real
  estate, net of minority
  interest                         2,754       8,221   (5,467)

 Provision for decline in real
  estate recorded on equity
  method                           4,621           -    4,621

 Loss on disposition recorded
  on equity method                 3,573           -    3,573

 (Gain) loss on disposition of
  other investments                  171         295     (124)

  Discontinued operations:(1)
     Gain on disposition of
      operating properties        (6,769)     (6,969)     200
     Minority interest               323          54      269

  Loss on early extinguishment
   of debt, net of tax(6)              -         999     (999)
                              ----------- ----------- --------

Earnings Before Depreciation,
 Amortization and  Deferred
 Taxes (EBDT)(2)                $212,392    $194,399  $17,993     9.3%
                              =========== =========== ========

Diluted Earnings per Common
 Share:

Earnings from continuing
 operations                        $0.77       $0.88   $(0.11)
Discontinued operations, net
 of tax and minority
 interest(1)                        0.07        0.09    (0.02)
                              ----------- ----------- --------
Net earnings                       $0.84       $0.97   $(0.13)
                              =========== =========== ========

Earnings Before Depreciation,
 Amortization and Deferred
 Taxes (EBDT)(2)                   $4.20       $3.87    $0.33     8.5%
                              =========== =========== ========

Operating earnings, net of tax     $1.09       $1.12   $(0.03)

Provision for decline in real
 estate, net of tax                (0.10)      (0.10)       -

Gain on disposition of
 operating properties, net of
 tax                                0.04        0.08    (0.04)

Minority interest                  (0.19)      (0.13)   (0.06)
                              ----------- ----------- --------
Net earnings                       $0.84       $0.97   $(0.13)
                              =========== =========== ========

Diluted weighted average
 shares outstanding           50,572,173  50,178,515  393,658
                              =========== =========== ========
(Basic weighted average
shares outstanding is used
for the Three Months Ended
January 31, 2004 because a
loss from continuing
operations exists in that
quarter.)

            Forest City Enterprises, Inc. and Subsidiaries
                         Financial Highlights
            For the Periods Ended January 31, 2004 and 2003
                            (in thousands)

                                 Three Months Ended      Increase
                                     January 31,         (Decrease)
                                 ------------------- -----------------
                                   2004      2003     Amount   Percent
                                 --------- --------- ---------
Operating Earnings and
 Reconciliation to Net Earnings:
Revenues
  Commercial Group               $165,746  $162,018    $3,728
  Residential Group                50,406    32,814    17,592
  Land Development Group           15,614    20,414    (4,800)
  Lumber Trading Group             36,741    24,164    12,577
  Corporate Activities                132       288      (156)
                                 --------- --------- ---------
     Total Revenues               268,639   239,698    28,941    12.1%

Operating expenses               (183,889) (133,745)  (50,144)
Interest expense(6)               (55,982)  (46,758)   (9,224)
Loss on early extinguishment of
 debt                                   -      (918)      918
Depreciation and amortization(5)  (36,331)  (29,076)   (7,255)
Equity in earnings of
 unconsolidated real estate
 entities                          (1,352)    7,191    (8,543)
Revenues from discontinued
 operations(1)                        347     3,998    (3,651)
Expenses from discontinued
 operations(1)                        362    (4,278)    4,640
Provision for decline in real
 estate recorded on equity method   4,621         -     4,621
Loss on disposition recorded on
 equity method                      3,573         -     3,573
                                 --------- --------- ---------

Operating earnings                    (12)   36,112   (36,124)
                                 --------- --------- ---------

Income tax (expense) benefit(7)     3,950   (11,566)   15,516
Income tax (expense) benefit from
 discontinued operations(1)(7)        575    (2,347)    2,922
Income tax benefit on non-
 operating earnings items (see
 below)                            (3,279)     (209)   (3,070)
                                 --------- --------- ---------

Operating earnings, net of tax      1,234    21,990   (20,756)
                                 --------- --------- ---------

Provision for decline in real
 estate                              (510)   (7,264)    6,754

Provision for decline in real
 estate recorded on equity method  (4,621)        -    (4,621)

Loss on disposition recorded on
 equity method                     (3,573)        -    (3,573)

Gain (loss) on disposition of
 other investments                    260      (179)      439

Gain on disposition of operating
 properties included in
 discontinued operations(1)             -     6,969    (6,969)

Income tax (expense) benefit on
 non-operating earnings:(7)
   Provision for decline in real
    estate, net of minority
    interest                          141     2,873    (2,732)
   Provision for decline in real
    estate recorded on equity
    method                          1,828         -     1,828
   (Gain) loss on disposition of
    other investments                (103)       71      (174)
   Loss on disposition recorded
    on equity method                1,413         -     1,413
   Gain on disposition of
    operating properties included
    in discontinued operations          -    (2,735)    2,735
                                 --------- --------- ---------
Income tax benefit on non-
 operating earnings (see above)     3,279       209     3,070
                                 --------- --------- ---------

Minority interest in continuing
 operations                          (716)   (4,507)    3,791

Minority interest in discontinued
 operations:(1)
   Operating earnings                 (51)      (93)       42
   Gain on disposition                  -       (54)       54
                                 --------- --------- ---------
                                      (51)     (147)       96
                                 --------- --------- ---------
Minority interest                    (767)   (4,654)    3,887
                                 --------- --------- ---------

Net earnings                      $(4,698)  $17,071  $(21,769)
                                 ========= ========= =========


                                      Year Ended         Increase
                                     January 31,         (Decrease)
                                 -------------------- ----------------
                                    2004      2003     Amount  Percent
                                 ---------- --------- --------
Operating Earnings and
 Reconciliation to Net Earnings:
Revenues
  Commercial Group                $638,070  $585,065  $53,005
  Residential Group                169,547   127,295   42,252
  Land Development Group            90,179    71,175   19,004
  Lumber Trading Group             123,249    97,060   26,189
  Corporate Activities                 543     1,142     (599)
                                 ---------- --------- --------
     Total Revenues              1,021,588   881,737  139,851    15.9%

Operating expenses                (636,407) (540,106) (96,301)
Interest expense(6)               (198,122) (174,227) (23,895)
Loss on early extinguishment of
 debt                              (10,718)   (1,653)  (9,065)
Depreciation and amortization(5)  (127,631) (113,361) (14,270)
Equity in earnings of
 unconsolidated real estate
 entities                           31,751    38,684   (6,933)
Revenues from discontinued
 operations(1)                       6,049    18,817  (12,768)
Expenses from discontinued
 operations(1)                      (6,539)  (18,775)  12,236
Provision for decline in real
 estate recorded on equity method    4,621         -    4,621
Loss on disposition recorded on
 equity method                       3,573         -    3,573
                                 ---------- --------- --------

Operating earnings                  88,165    91,116   (2,951)
                                 ---------- --------- --------

Income tax (expense) benefit(7)    (28,799)  (32,048)   3,249
Income tax (expense) benefit from
 discontinued operations(1)(7)      (2,313)   (2,277)     (36)
Income tax benefit on non-
 operating earnings items (see
 below)                             (1,848)     (633)  (1,215)
                                 ---------- --------- --------

Operating earnings, net of tax      55,205    56,158     (953)
                                 ---------- --------- --------

Provision for decline in real
 estate                             (3,238)   (8,221)   4,983

Provision for decline in real
 estate recorded on equity method   (4,621)        -   (4,621)

Loss on disposition recorded on
 equity method                      (3,573)        -   (3,573)

Gain (loss) on disposition of
 other investments                    (171)     (295)     124

Gain on disposition of operating
 properties included in
 discontinued operations(1)          6,769     6,969     (200)

Income tax (expense) benefit on
 non-operating earnings:(7)
   Provision for decline in real
    estate, net of minority
    interest                         1,089     3,251   (2,162)
   Provision for decline in real
    estate recorded on equity
    method                           1,828         -    1,828
   (Gain) loss on disposition of
    other investments                   67       117      (50)
   Loss on disposition recorded
    on equity method                 1,413         -    1,413
   Gain on disposition of
    operating properties included
    in discontinued operations      (2,549)   (2,735)     186
                                 ---------- --------- --------
Income tax benefit on non-
 operating earnings (see above)      1,848       633    1,215
                                 ---------- --------- --------

Minority interest in continuing
 operations                         (9,281)   (6,544)  (2,737)

Minority interest in discontinued
 operations:(1)
   Operating earnings                   54       185     (131)
   Gain on disposition                (323)      (54)    (269)
                                 ---------- --------- --------
                                      (269)      131     (400)
                                 ---------- --------- --------
Minority interest                   (9,550)   (6,413)  (3,137)
                                 ---------- --------- --------

Net earnings                       $42,669   $48,831  $(6,162)
                                 ========== ========= ========


            Forest City Enterprises, Inc. and Subsidiaries
                         Financial Highlights
            For the Periods Ended January 31, 2004 and 2003
                            (in thousands)

1) The Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective February 1, 2002. Pursuant to the definition of a component of an entity of SFAS No. 144, assuming no significant continuing involvement, all earnings of properties which have been sold or held for sale are reported as discontinued operations.

2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes ("EBDT"), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method;
iii) noncash charges from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., for depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and vi) cumulative effect of change in accounting principle (net of tax). Early extinguishment of debt is now reported in operating earnings. However, early extinguishment of debt is excluded from EBDT through the year ended January 31, 2003. Beginning February 1, 2003, early extinguishment of debt will be included in EBDT.

3) Amount represents depreciation expense for certain syndicated properties accounted for on the equity method of accounting under both full consolidation and pro-rata consolidation. See Note E - Investments In and Advances to Affiliates in Form 10-K for the year ended January 31, 2003 for further discussion of these syndicated properties.

4) Effective for the year ended January 31, 2001, the Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to the provision of SFAS No. 13, "Accounting for Leases." The straight-line rent adjustment is recorded as an increase or decrease to revenue from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

5) The following table provides detail of Depreciation and Amortization. The Company's Real Estate Groups are owned by Forest City Rental Properties Corporation, a wholly-owned subsidiary engaged in the ownership, development, acquisition and management of real estate projects, including apartment complexes, regional malls and retail centers, hotels, office buildings and mixed-use facilities, as well as large land development projects.

                                 Three Months Ended    Year Ended
                                     January 31,       January 31,
                                 -------------------------------------
                                   2004     2003     2004      2003
                                 -------- -------- --------- ---------

Full Consolidation               $36,331  $29,076  $127,631  $113,361
Non-Real Estate Groups            (1,018)    (810)   (3,903)   (4,121)
                                 -------- -------- --------- ---------
Real Estate Groups Full
 Consolidation                    35,313   28,266   123,728   109,240
Real Estate Groups related to
 minority interest                (5,505)  (5,068)  (19,316)  (18,427)
Real Estate Groups equity method  10,080    7,339    33,596    25,493
Discontinued operations                -    1,035       731     3,411
                                 -------- -------- --------- ---------
Real Estate Groups Pro-Rata
 Consolidation                   $39,888  $31,572  $138,739  $119,717
                                 ======== ======== ========= =========

6) The Company has adopted the provisions of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13 on Technical Corrections" (SFAS No. 145) which requires gains or losses from early extinguishment of debt to be classified in operating earnings. The Company previously reported gains or losses from early extinguishment of debt as extraordinary item, net of tax, in its Consolidated Statements of Earnings as follows:

                                Three Months Ended     Year Ended
                                    January 31,        January 31,
                                ------------------- -----------------
                                    2003     2002     2003     2002
                                ---------- -------- -------- --------

Loss on early extinguishment of
 debt reclassified to
 continuing operations              $-      $(918)    $-    $(1,653)
Deferred income tax benefit          -       (363)     -       (654)
                               ---------- -------- -------- --------
Loss on early extinguishment of
 debt, net of tax                   $-      $(555)    $-      $(999)
                               ========== ======== ======== ========



7) The following table provides detail of Income Tax Expense
(Benefit):
                                Three Months Ended     Year Ended
                                    January 31,        January 31,
                                -------------------------------------
                                   2004      2003     2004     2003
                                ---------- -------- -------- --------

 (A) Operating earnings
       Current                    $(1,755)    $469    $(684)  $4,600
       Deferred                     1,084   14,404   33,880   31,470
                                ---------- -------- -------- --------
                                     (671)  14,873   33,196   36,070
                                ---------- -------- -------- --------

 (B) Provision for decline in
     real estate
       Current                       (608)      78     (608)       -
       Deferred                       467   (2,951)    (481)  (3,251)
                                ---------- -------- -------- --------
          Subtotal                   (141)  (2,873)  (1,089)  (3,251)
                                ---------- -------- -------- --------

       Deferred - Equity method
        investment - Non Real
        Estate Groups              (1,828)       -   (1,828)       -
                                ---------- -------- -------- --------
                                   (1,969)  (2,873)  (2,917)  (3,251)
                                ---------- -------- -------- --------

 (C) (Loss) gain on disposition
     of other investments
       Current                          -      133        9      133
       Deferred - Non-Real
        Estate Groups                 (80)    (204)    (259)    (250)
       Deferred - Real Estate
        Groups                        183        -      183        -
                                ---------- -------- -------- --------
                                      103      (71)     (67)    (117)
                                ---------- -------- -------- --------
 (D) Loss on disposition
     recorded on equity method
      Current                        (819)       -     (819)       -
      Deferred                       (594)       -     (594)       -
                                ---------- -------- -------- --------
                                   (1,413)       -   (1,413)       -

 (E) Deferred taxes on early
     extinguishment of debt             -     (363)       -     (654)
                                ---------- -------- -------- --------

   Subtotal (A)(B)(C)(D)(E)
      Current                      (3,182)     680   (2,102)   4,733
      Deferred                       (768)  10,886   30,901   27,315
                                ---------- -------- -------- --------
      Income tax expense           (3,950)  11,566   28,799   32,048
                                ---------- -------- -------- --------

 (F) Discontinued operations
      Operating earnings
      Current                        (820)  (1,135)    (462)  (1,047)
      Deferred                        245      747      226      589
                                ---------- -------- -------- --------
                                     (575)    (388)    (236)    (458)

     Gain (loss) on disposition
      of operating properties
     Current                          824     (239)   2,549    2,327
     Deferred                        (824)   2,974        -      408
                                ---------- -------- -------- --------
                                        -    2,735    2,549    2,735
                                ---------- -------- -------- --------
                                     (575)   2,347    2,313    2,277
                                ---------- -------- -------- --------

  Grand Total (A)(B)(C)(D)(E)(F)
      Current                      (3,178)    (694)     (15)   6,013
      Deferred                     (1,347)  14,607   31,127   28,312
                                ---------- -------- -------- --------
                                  $(4,525) $13,913  $31,112  $34,325
                                ========== ======== ======== ========

  Recap of Grand Total:
    Real Estate Groups
      Current                      (5,308)  (2,478)   1,919   10,149
      Deferred                        317   12,917   32,548   25,380
                                ---------- -------- -------- --------
                                   (4,991)  10,439   34,467   35,529

    Non-Real Estate Groups
      Current                       2,130    1,784   (1,934)  (4,136)
      Deferred                     (1,664)   1,690   (1,421)   2,932
                                ---------- -------- -------- --------
                                      466    3,474   (3,355)  (1,204)
                                ---------- -------- -------- --------
   Grand Total                    $(4,525) $13,913  $31,112  $34,325
                                ========== ======== ======== ========



Reconciliation of Net Operating Income to Net Earnings:

                               Year Ended January 31, 2004
                  ---------------------------------------------------

                                        Plus
                                        Unconsol- Plus
                                        idated    Discont-
                  Full        Less      Invest-   inued    Pro-Rata
                  Consol-     Minority  ments at  Opera-   Consol-
                  idation     Interest  Pro-Rata  tions    idation
                  ----------- --------- --------- -------- -----------

 Revenues         $1,021,588  $149,883  $260,489   $5,444  $1,137,638
 Exclude straight-
  line rent
  adjustment(1)      (12,684)        -         -        -     (12,684)
 Add back equity
  method
  depreciation
  expense (see
  below)              35,375         -   (33,596)       -       1,779
                  ----------- --------- --------- -------- -----------
 Adjusted revenues 1,044,279   149,883   226,893    5,444   1,126,733

 Operating expenses  636,407    87,669   144,552    3,926     697,216
 Add back
  depreciation
  and amortization
  for non-Real
  Estate Groups(a)     3,903         -       241        -       4,144
 Exclude straight-
  line rent
  adjustment(2)       (5,624)        -         -        -      (5,624)
                  ----------- --------- --------- -------- -----------
 Adjusted
  operating
  expenses           634,686    87,669   144,793    3,926     695,736

 Add equity in
  earnings of
  unconsolidated
  entities            31,751         -   (15,428)       -      16,323
                  ----------- --------- --------- -------- -----------

 Net Operating
  Income             441,344    62,214    66,672    1,518     447,320

 Interest expense   (198,122)  (33,231)  (58,431)  (1,033)   (224,355)

 Loss (gain) on
  early extinguishment
  of debt            (10,718)       98       (47)    (190)    (11,053)

 Provision for
  decline in real
  estate              (3,238)     (484)   (4,621)       -      (7,375)

 Loss (gain) on
  disposition of
  operating
  properties and
  other investments     (171)        -    (3,573)   6,446       2,702

 Depreciation and
  amortization -
  Real Estate
  Groups(a)         (123,728)  (19,316)  (33,596)    (731)   (138,739)

 Straight-line
  rent adjustment
  (1) + (2)            7,060         -         -        -       7,060

 Equity method
  depreciation
  expense (see
  above)             (35,375)        -    33,596        -      (1,779)
                  ----------- --------- --------- -------- -----------
 Earnings before
  income taxes        77,052     9,281         -    6,010      73,781

 Income tax
  (provision)
  benefit            (28,799)        -         -   (2,313)    (31,112)
                  ----------- --------- --------- -------- -----------
 Earnings before
  minority
  interest and
  discontinued
  operations          48,253     9,281         -    3,697      42,669

 Minority Interest    (9,281)   (9,281)        -        -           -
                  ----------- --------- --------- -------- -----------
 Earnings from
  continuing
  operations          38,972         -         -    3,697      42,669

 Discontinued
  operations, net
  of tax and
  minority interest:
     (Loss) earnings
      from
      operations        (200)        -         -      200           -
     Gain on
      disposition
      of operating
      properties       3,897         -         -   (3,897)          -
                  ----------- --------- --------- -------- -----------
                       3,697         -         -   (3,697)          -
                  ----------- --------- --------- -------- -----------
 Net earnings        $42,669        $-        $-       $-     $42,669
                  =========== ========= ========= ======== ===========

(a) Depreciation
     and amortization
     - Real Estate
     Groups         $123,728   $19,316   $33,596     $731    $138,739
    Depreciation
     and amortization
     - Non-Real
     Estate
     Groups            3,903         -       241        -       4,144
                  ----------- --------- --------- -------- -----------
    Total
     depreciation
     and
     amortization   $127,631   $19,316   $33,837     $731    $142,883
                  =========== ========= ========= ======== ===========


Reconciliation of Net Operating Income to Net Earnings:

                                 Year Ended January 31, 2003
                      ------------------------------------------------

                                          Plus
                                          Unconsol- Plus
                                          idated    Discont-
                      Full      Less      Invest-   inued    Pro-Rata
                      Consol-   Minority  ments at  Opera-   Consol-
                      idation   Interest  Pro-Rata  tions    idation
                      --------- --------- --------- -------- ---------

 Revenues             $881,737  $133,309  $222,119  $16,162  $986,709
 Exclude straight-
  line rent
  adjustment(1)        (12,255)        -         -       81   (12,174)
 Add back equity
  method
  depreciation
  expense (see below)   25,984         -   (25,493)       -       491
                      --------- --------- --------- -------- ---------
 Adjusted revenues     895,466   133,309   196,626   16,243   975,026

 Operating expenses    540,106    74,888   123,000   10,017   598,235
 Add back depreciation
  and amortization for
  non-Real Estate
  Groups(a)              4,121         -       168        -     4,289
 Exclude straight-line
  rent adjustment(2)    (6,690)        -         -        -    (6,690)
                      --------- --------- --------- -------- ---------
 Adjusted operating
  expenses             537,537    74,888   123,168   10,017   595,834

 Add equity in
  earnings of
  unconsolidated
  entities              38,684         -   (18,644)       -    20,040
                      --------- --------- --------- -------- ---------

 Net Operating Income  396,613    58,421    54,814    6,226   399,232

 Interest expense     (174,227)  (33,450)  (54,814)  (2,506) (198,097)

 Loss (gain) on early
  extinguishment of
  debt                  (1,653)        -         -        -    (1,653)

 Provision for decline
  in real estate        (8,221)        -         -        -    (8,221)

 Loss (gain) on
  disposition of
  operating
  properties and
  other investments       (295)        -         -    6,914     6,619

 Depreciation and
  amortization - Real
  Estate Groups (a)   (109,240)  (18,427)  (25,493)  (3,411) (119,717)

 Straight-line rent
  adjustment (1) + (2)   5,565         -         -      (81)    5,484

 Equity method
  depreciation expense
  (see above)          (25,984)        -    25,493        -      (491)
                      --------- --------- --------- -------- ---------
 Earnings before
  income taxes          82,558     6,544         -    7,142    83,156

 Income tax
  (provision) benefit  (32,048)        -         -   (2,277)  (34,325)
                      --------- --------- --------- -------- ---------
 Earnings before
  minority interest
  and discontinued
  operations            50,510     6,544         -    4,865    48,831

 Minority Interest      (6,544)   (6,544)        -        -         -
                      --------- --------- --------- -------- ---------
 Earnings from
  continuing
  operations            43,966         -         -    4,865    48,831

 Discontinued
  operations, net of
  tax and minority
  interest:
     (Loss) earnings
      from operations      685         -         -     (685)        -
     Gain on
      disposition of
      operating
      properties         4,180         -         -   (4,180)        -
                      --------- --------- --------- -------- ---------
                         4,865         -         -   (4,865)        -
                      --------- --------- --------- -------- ---------
 Net earnings          $48,831        $-        $-       $-   $48,831
                      ========= ========= ========= ======== =========


(a) Depreciation and
     amortization -
     Real Estate
     Groups           $109,240   $18,427   $25,493   $3,411  $119,717
    Depreciation and
     amortization -
     Non-Real Estate
     Groups              4,121         -       168        -     4,289
                      --------- --------- --------- -------- ---------
    Total depreciation
     and amortization $113,361   $18,427   $25,661   $3,411  $124,006
                      ========= ========= ========= ======== =========



                  Net Operating Income (In Thousands)
           -------------------------------------------------

                           Fiscal Year Ended January 31, 2004
                   ---------------------------------------------------
                                         Plus
                                       Unconsol-     Plus
                      Full     Less     idated     Discont-  Pro-Rata
                    Consol-  Minority Investments   inued    Consol-
                    idation  Interest at Pro-Rata Operations idation
                    ----------------- ----------- ---------- --------
Commercial Group
 Retail
  Comparable        111,331   17,159      21,775          -  115,947

 ------------------ -------- -------- ----------- ---------- ---------
  Total             133,128   23,499      24,153        (16)  133,766

 Office Buildings
  Comparable        119,574   21,806       4,686          -  102,454
 ------------------ -------- -------- ----------- ---------- ---------
  Total             163,369   31,355       4,700          -  136,714

 Hotels
  Comparable         14,189    1,737       2,532          -   14,984
 ------------------ -------- -------- ----------- ---------- ---------
  Total              22,951    5,470       2,655          -   20,136

 Other                 (909)  (2,342)      4,034          -    5,467

Total Commercial
 Group
  Comparable        245,094   40,702      28,993          -  233,385
 ------------------ -------- -------- ----------- ---------- ---------
  Total             318,539   57,982      35,542        (16) 296,083

Residential Group
  Comparable         75,859      483      15,575          -   90,951
 ------------------ -------- -------- ----------- ---------- ---------
  Total              95,696    2,081      25,742      1,534  120,891

Total Real Estate
 Groups
  Comparable        320,953   41,185      44,568          -  324,336
 ------------------ -------- -------- ----------- ---------- ---------
  Total             414,235   60,063      61,284      1,518  416,974

Land Development
 Group               41,862    2,151       5,388          -   45,099

Lumber Trading
 Group               11,219        -           -          -   11,219

Corporate Group     (25,972)       -           -          -  (25,972)
 ------------------ -------- -------- ----------- ---------- ---------
Grand Total         441,344   62,214      66,672      1,518  447,320



                            Fiscal Year Ended January 31, 2003
                    --------------------------------------------------
                                         Plus
                                       Unconsol-     Plus
                      Full     Less     idated     Discont-  Pro-Rata
                    Consol-  Minority Investments   inued    Consol-
                    idation  Interest at Pro-Rata Operations idation
                    -------- -------- ----------- ---------- --------

Commercial Group
 Retail
  Comparable        107,577   16,898      21,116          -  111,795
 ------------------ -------- -------- ----------- ---------- --------
  Total             128,193   22,801      20,663      3,265  129,320

 Office Buildings
  Comparable        120,238   21,721       4,478          -  102,995
 ------------------ -------- -------- ----------- ---------- --------
  Total             142,478   28,540       4,440          -  118,378

 Hotels
  Comparable         18,665    2,883       2,586          -   18,368
 ------------------ -------- -------- ----------- ---------- --------
  Total              24,182    5,231       2,586          -   21,537

 Other               (5,741)  (1,167)      2,786          -   (1,788)

Total Commercial
 Group
  Comparable        246,480   41,502      28,180          -  233,158
 ------------------ -------- -------- ----------- ---------- --------
  Total             289,112   55,405      30,475      3,265  267,447

Residential Group
  Comparable         80,212      535      15,386          -   95,063
 ------------------ -------- -------- ----------- ---------- --------
  Total              82,315    1,112      21,986      2,961  106,150

Total Real Estate
 Groups
  Comparable        326,692   42,037      43,566          -  328,221
 ------------------ -------- -------- ----------- ---------- --------
  Total             371,427   56,517      52,461      6,226  373,597

Land Development
 Group               39,760    1,904       2,353          -   40,209

Lumber Trading
 Group                3,786        -           -          -    3,786

Corporate Group     (18,360)       -           -          -  (18,360)
------------------- -------- -------- ----------- ---------- --------
Grand Total         396,613   58,421      54,814      6,226  399,232


                          -----------------------------
                                    % Change
                          -----------------------------
                               Full         Pro-Rata
                          Consolidation  Consolidation
                          -------------- --------------
Commercial Group
 Retail
  Comparable                      3.5%           3.7%
 ----------------------
  Total

 Office Buildings
  Comparable                     (0.6%)         (0.5%)
 ----------------------
  Total

 Hotels
  Comparable                    (24.0%)        (18.4%)
 ----------------------
  Total

 Other

Total Commercial Group
  Comparable                     (0.6%)          0.1%
 ----------------------
  Total

Residential Group
  Comparable                     (5.4%)         (4.3%)
 ----------------------
  Total

Total Real Estate Groups
  Comparable                     (1.8%)         (1.2%)
 ----------------------
  Total

Land Development Group

Lumber Trading Group

Corporate Group
----------------------
Grand Total


Forest City Enterprises, Inc.
Development Pipeline

January 31, 2004
2003 Openings / Acquisitions (13)
                                                    Cost at
                                  Cost at             FCE
               Dev.                 Full            Economic
               (D)   Date         Consoli-  Total    Share    Sq. ft./
Property/      Acq. Opened/        dation    Cost    (Non-     No. of
Location       (A) Acquired FCE % (GAAP)(a) at 100% GAAP)(b)   Units
----------------------------------------------------------------------
                                       (in millions)
                                 -------------------------
Retail:
Short Pump Town
 Center (c)/
 Richmond, VA   D   Q3-03   50.0     $0.0 $187.5    $93.7   1,251,000
                                 -------------------------============

Office:
Fifteen
 MetroTech (k)/
 Brooklyn, NY   D   Q2-03   75.0   $174.1 $174.1   $130.6     653,000
40 Landsdowne
 Street/
 Cambridge, MA  D   Q2-03  100.0     61.8   61.8     61.8     215,000
Harlem Center
 Office/
 Manhattan, NY  D   Q4-03   52.5     35.5   35.5     18.6     146,000
                                 -------------------------------------
                                    271.4  271.4    211.0   1,014,000
                                 -------------------------============
Residential:
Plymouth Square
 (FAH)/Detroit,
  MI            A   Q1-03  100.0     10.5   10.5     10.5         280
Parmatown Woods
 (FAH)/Parma
  Hts., OH      A   Q1-03  100.0      4.3    4.3      4.3         201
Worth Street
 (c)/Manhattan,
  NY            D   Q1-03   35.0      0.0  115.8     40.5         330
Colonial Grand
 (c)/Tampa, FL  A   Q1-03   50.0      0.0   13.9      7.0         176
Colony Place
 (c)/Fort
  Myers, FL     A   Q1-03   50.0      0.0   21.0     10.5         300
Consolidated
 Carolina/
 Richmond, VA   D   Q2-03  100.0     24.1   24.1     24.1         158
Grove (FAH)/
 Ontario, CA    A   Q3-03  100.0      7.0    7.0      7.0         101
Cherrywood
 Village/
 Denver, CO     A   Q3-03  100.0     31.0   31.0     31.0         360
Ranchstone/
 Denver, CO     A   Q3-03  100.0     31.7   31.7     31.7         368
                                 -------------------------------------
                                    108.6  259.3    166.6       2,274
                                 -------------------------============
Total 2003
 Openings /
 Acquisitions
 (b)(d)                            $380.0 $718.2   $471.3
                                 =========================

----------------------------------------------------------------------
Residential
 Units Phased-                                              Opened in
 In (c)(e):                                                 '03/Total
                                                          ------------
Settler's
 Landing at
 Greentree/
 Streetsboro, OH D  2001-04  50.0     $0.0  $25.9    $13.0    80 / 408
Arbor Glen/
 Twinsburg, OH   D  2001-07  50.0      0.0   20.2     10.1    48 / 288
Eaton Ridge/
 Sagamore
 Hills, OH       D  2002-04  50.0      0.0   14.6      7.3   108 / 260
Newport
 Landing/
 Coventry, OH    D  2002-05  50.0      0.0   16.0      8.0   108 / 336
                                 -------------------------------------
Total (b)(f)                          $0.0  $76.7    $38.4 344 / 1,292
                                 =====================================
----------------------------------------------------------------------
See attached 2003 footnotes.



January 31,  2004
2003 Under Construction or to be Acquired (18)
                                             Cost at
                                               FCE
                             Cost            Economic
          Dev.               at Full           Share             Pre-
          (D)  Antici-       Consoli-  Total   (Non-   Sq. ft./ Leased
Property/ Acq.  pated         dation    Cost    GAAP)   No. of   (Wtd.
 Location (A)  Opening FCE % (GAAP)(a) at 100%   (b)    Units    Avg.)
---------------------------------------------------------------- -----
                                  (in millions)
                            -------------------------
Retail Centers:
Brooklyn
 Commons/
 Brooklyn,
 NY         D  Q1-04   70.0    21.4     21.4   15.0     151,000   100%
Quartermaster
 (Oregon
 Avenue)/
 Philadelphia,
 PA         D  Q3-04   70.0    69.7     69.7   48.8     459,000    83%
Atlantic
 Terminal/
 Brooklyn,
 NY         D  Q3-04   70.0    86.9     86.9   60.8     373,000    86%
Victoria
 Gardens/
 Rancho
 Cucamonga,
 CA         D  Q3-04   80.0   178.9    178.9  143.1   1,224,000(1) 69%
Westfield San
 Francisco
 Centre
 (c)(o)/ San
 Francisco,
 CA         D  Q3-06   50.0     0.0    396.6  198.3     964,000(m)  8%
                            ------------------------------------
                              356.9    753.5  466.0   3,171,000    56%
                            ------------------------------------
Office:
Atlantic
 Terminal
 Office/
 Brooklyn,
 NY         D  Q2-04   70.0   105.5    105.5   73.9     399,000    80%
University of
 Pennsylvania
 (n)/
 Philadelphia,
 PA         A  Q4-04  100.0    55.4     55.4   55.4     123,000   100%
Twelve
 MetroTech
 Center/
 Brooklyn,
 NY         D  Q2-05   80.0    43.5     43.5   34.8     177,000(g)  0%
                            ------------------------------------
                              204.4    204.4  164.1     699,000    63%
                            ------------------------============
Residential:
East 29th
 Avenue Town
 Center/
 Denver,
 CO         D  Q1-04   90.0    45.3     45.3   40.8         156(h)
Stone Gate at
 Bellefair
 (c)(i)/ Rye
 Brook, NY  D  Q1-04   40.0     0.0     57.6   23.4         166
Emerald Palms
 II/ Miami,
 FL         D  Q3-04  100.0     9.1      9.1    9.1          86
23 Sidney
 Street/
 Cambridge,
 MA         D  Q4-04  100.0    15.4     15.4   15.4          51
Subway
 Terminal/ Los
 Angeles,
 CA         D  Q4-04  100.0    57.8     57.8   57.8         277
Metropolitan
 Lofts(c)/
 Los Angeles,
 CA         D  Q1-05   50.0     0.0     60.6   30.3         264
Tanglewood
 Crest(i)/
 Lynbrook,
 NY         D  Q2-05   80.0    28.2     28.2   22.6         100
Ashton Mill/
 Providence,
 RI         D  Q2-05  100.0    27.2     27.2   27.2         193
100 Landsdowne/
 Cambridge,
 MA         D  Q3-05  100.0    59.2     59.2   59.2         203
Bryant Landing
 (c)(i)/
 Roslyn, NY D  Q3-05   40.0     0.0     61.9   24.8         158
                            ------------------------------------
                              242.2    422.3  310.6       1,654
                            ------------------------============
Total 2003
 Under
 Construction
 (b)(j)                      $803.5 $1,380.2 $940.7
                            ========================

----------------------------------------------------------------
Residential
 phased-in
 units under
 construction                                           Under
 (c)(e):                                             Const./Total
                                                    -------------
Settler's
 Landing at
 Greentree/
 Streetsboro,
 OH            2001-04  50.0    $0.0    $25.9  $13.0   104 / 408
Arbor Glen/
 Twinsburg, OH 2001-07  50.0     0.0     20.2   10.1   144 / 288
Eaton Ridge/
 Sagamore
 Hills, OH     2002-04  50.0     0.0     14.6    7.3    36 / 260
Newport
 Landing/
 Coventry, OH  2002-05  50.0     0.0     16.0    8.0   108 / 336
                             ------------------------------------
Total (b)(f)                    $0.0    $76.7  $38.4 392 / 1,292
                             ====================================
----------------------------------------------------------------------
See attached 2003 footnotes.


2003 FOOTNOTES
--------------

(a) Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if deemed under the Company's control or on the equity method of accounting if the Company is deemed to not have control.

(b) Cost at FCE Economic Share represents Forest City's share of cost, based on the Company's pro-rata ownership of each property (a non-GAAP measure), under the pro-rata consolidation method of accounting the Company determines its economic share by multiplying its pro-rata ownership of the applicable property by the total cost.

(c) Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is deemed to not have control.

(d) The difference between the full consolidation amount (GAAP) of $380.0 million of cost and Forest City's economic share (a non- GAAP measure) of $471.3 million of cost consists of a reduction to full consolidation for minority interest of $60.4 million of cost and the addition of Forest City's share of cost for unconsolidated investments of $151.7 million.

(e) Phased-in openings. Costs are representative of the total project.

(f) The difference between the full consolidation amount (GAAP) of $0.0 million of cost and Forest City's economic share (a non- GAAP measure) of $76.7 million of cost consists of Forest City's share of cost for unconsolidated investments of $76.7 million.

(g) Represents the Company's portion of this 1.1 million square-foot office condominium.

(h) Project also includes 141,000 total square feet (57,000 sq ft owned/managed by FCE) of retail and 40,000 square feet of office space.

(i) Supported-living property.

(j) The difference between the full consolidation amount (GAAP) of $803.5 million of cost and Forest City's economic share (a non- GAAP measure) of $940.7 million of cost consists of a reduction to full consolidation for minority interest of $139.6 million of cost and the addition of Forest City's share of cost for unconsolidated investments of $276.8 million.

(k) Formerly Nine MetroTech South.

(l) Includes 44,934 square feet of office space.

(m) Includes 235,000 square feet of office space.

(n) The Company will have an option to acquire this property.

(o) This project will also include the acquisition of an adjacent retail center totaling 508,000 square feet.

    CONTACT: Forest City Enterprises, Inc.
             Thomas G. Smith, 216-621-6060
             Thomas T. Kmiecik, 216-621-6060
             On The Web: www.forestcity.net